As filed with the Securities and Exchange Commission on December 27, 2023

Registration No. 333-259171

Registration No. 333-266812

Registration No. 333-273965

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-259171

FORM S-8 REGISTRATION STATEMENT NO. 333-266812

FORM S-8 REGISTRATION STATEMENT NO. 333-273965

UNDER

THE SECURITIES ACT OF 1933

POINT BIOPHARMA GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0800493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4850 West 78th Street

Indianapolis, IN, 46268

(317) 543-9957

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

POINT Biopharma Global Inc. 2021 Equity Incentive Plan (the “2021 Plan”)

POINT Biopharma Inc. 2020 Equity Incentive Plan (the “2020 Plan”)

(Full Titles of the Plans)

Philip L. Johnson

President

Point Biopharma Global Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

Telephone: (317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Asher Qazi

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

POINT Biopharma Global Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”):

•

Registration Statement No. 333-259171, filed with the Commission on August 30, 2021, which registered (i) 6,469,440 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), under the 2021 Plan, (ii) 1,004,959 shares of Common Stock under the 2021 Plan and (iii) 2,622,292 shares of Common Stock under the 2020 Plan;

•	Registration Statement No. 333-266812, filed with the Commission on August 12, 2022, which registered 3,604,871 shares of Common Stock under the 2021 Plan;

•	Registration Statement No. 333-273965, filed with the Commission on August 14, 2023, which registered 4,225,990 shares of Common Stock under the 2021 Plan.

Pursuant to the Agreement and Plan of Merger, dated as of October 2, 2023, by and among Eli Lilly and Company, an Indiana Corporation (the “Parent”), Yosemite Falls Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 27, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on December 27, 2023.

POINT BIOPHARMA GLOBAL INC.

By:	/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.